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SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Magyar Bancorp, Inc.

        Name                                            State of Incorporation
        ----                                            ----------------------

        Magyar Bank                                     New Jersey
              |
            Magbank Investment Company                  New Jersey
            Magyar Service Corp.                        New Jersey